UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 11, 2008 (September 7, 2008)

Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH 44481

(Address of principal executive offices)

(330) 373-1221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

On September 7, 2008 the United States Department of the Treasury and the Federal Housing Finance Agency announced that the Federal Housing Finance Agency was placing Fannie Mae and Freddie Mac under conservatorship. The announced plan included, among other things, the following changes at Fannie Mae and Freddie Mac:

•	The Federal Finance Housing Agency would have management control;

•	The dividends on common and preferred stock were suspended;

•	Reductions in mortgage portfolios will be required over time; and

•	The U.S. Government will provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock and warrants for the purchase of 79.9% of the common stock of each entity.

First Place Financial Corp. owns Fannie Mae preferred stock with a book value and market value of $9.3 million at June 30, 2008. The market value of these securities has declined significantly since June 30, 2008. At the close of business on September 8, 2008 the market value of these securities was $1.3 million, a decline of $8.0 million since June 30, 2008. This represents a $5.2 million loss of market value net of income tax. It is unclear at this time when or if the market value of these securities will improve in the future. Based on these events, management expects to record other-than-temporary impairment of these investments during the quarter ending September 30, 2008. Any charge recorded for other-than-temporary impairment as of September 30, 2008 could be different than the impairment that existed as of September 8, 2008.

At June 30, 2008 First Place Financial Corp.’s two subsidiary banks, First Place Bank and Ohio Central Savings were both considered well capitalized for regulatory purposes. The two banks merged on July 11, 2008 and management anticipates that the merged bank will be well capitalized at September 30, 2008. A pro forma calculation of regulatory ratios for the two banks combined as of June 30, 2008, assuming an after tax charge of $5.2 million, is as follows:

Capital Ratio	June 30, 2008 Combined Ratio	(Unaudited) June 30, 2008 Pro Forma Ratio	Well Capitalized Threshold
Total capital to risk weighted assets	11.47%	11.29%	10.00%
Tier 1 capital to risk weighted assets	10.45%	10.27%	6.00%
Tangible capital to tangible assets	7.75%	7.61%	5.00%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: September 11, 2008	By:	/s/ David W. Gifford
David W. Gifford
Chief Financial Officer

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